Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-205413) on Form S-8 of our reports dated February 10, 2023, with respect to the consolidated financial statements of Green Plains Partners LP and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Omaha, Nebraska
February 10, 2023